EXHIBIT 16

BRIMMER, BUREK & KEELAN, LLP

Certified Public Accountants

5601 Mariner Street, Suite 200

Tampa, Florida 33609

(813) 282-3400

(813) 287-8369 (Fax)

May 10, 2004

Securities and Exchange Commission

Washington DC 20549

Ladies and Gentlemen:

We were previously principal auditors for CyGene Laboratories, Inc. (formerly CyGene, Inc.) We reported on the consolidated financial statements of CyGene Laboratories, Inc. as of and for the years ended March 31, 2002 and 2003. On May 6, 2003, our appointment as principal auditors was terminated. We have read CyGene Laboratories, Inc. statements under item 4 of its Form 8K dated May 3, 2004 and we agree with subparagraphs one, two and three.

Sincerely,

/s/ BRIMMER, BUREK & KEELAN, LLP

Brimmer, Burek & Keelan, LLP